Exhibit 99.1

New York Mortgage Trust Reports First Quarter 2007 Results

Sale of Mortgage Lending Platforms Completed

NEW YORK, NY - May 14, 2007 - New York Mortgage Trust, Inc. (NYSE: NTR), a self-advised real estate investment trust (REIT) engaged in the investment in and management of high credit quality residential adjustable rate mortgage (ARM) loans and mortgage-backed securities (MBS), today reported results for its first quarter ended March 31, 2007.

Highlights:

•
Completed the sale of its wholesale mortgage lending platform assets to Tribeca Lending Corp. on February 22, 2007, and the sale of its retail mortgage lending platform assets to IndyMac Bank, F.S.B. on March 31, 2007.

•
The sale of the retail mortgage lending platform and the sale of the wholesale mortgage lending platform resulted in gross proceeds of approximately $14.0 million and a net gain of approximately $5.2 million.

•
Consolidated net loss of $4.7 million, or $0.26 per share, for the quarter ended March 31, 2007, as compared to a net loss of $9.5 million, or $0.53 per share, for the immediate preceding quarter ended December 31, 2006 and $1.8 million, or $0.10 per share, for the quarter ended March 31, 2006.

•
Total headcount reduced to 35 as of March 31, 2007, from 616 as of December 31, 2006. Headcount reductions are attributable to exit from lending business and are expected to decline further as remaining loans held for sale are liquidated.

Results are divided into Discontinued Operations and Continuing Operations. Discontinued Operations pertain to our retail and wholesale mortgage lending platforms.

Discontinued Operations (Mortgage Lending):

•
Loss from Discontinued Operations of $3.8 million for the quarter ended March 31, 2007, as compared to a loss of $2.9 million for the quarter ended March 31, 2006. Included in the loss for the quarter ended March 31, 2007 is a $5.2 million gain from the sale of its retail mortgage lending platform.

•	Loan losses due to early payment defaults and loan repurchases in its Discontinued Operations of $3.2 million in the quarter ended March 31, 2007, as compared to no losses in the same period in 2006.

•	Mortgage loans held for sale in our Discontinued Operations decreased to $59.7 million at March 31, 2007, from $106.9 million at December 31, 2006.

Continuing Operations (Investment Portfolio):

•	Loss from its Continuing Operations of $0.9 million for the quarter ended March 31, 2007, as compared to net income in its Continuing Operations of $1.1 million for the same period in 2006.

•
Investment portfolio’s net interest margin for the quarter ended March 31, 2007 averaged 2 basis points, down from 71 basis points in the quarter ended March 31, 2006 and 9 basis points for the quarter ended December 31, 2006.

•
Average invested portfolio assets of $1.0 billion for the quarter ended March 31, 2007, as compared to $1.5 billion for the same period in 2006 and $1.1 billion for the quarter ended December 31, 2006.

Comments from Management

David Akre, Vice Chairman and Co-Chief Executive Officer of New York Mortgage Trust, commented, “As expected, our 2007 first quarter financial and operating results reflect an important transition period for our organization. During the quarter we focused on completing the sale of our retail and wholesale mortgage lending platforms. By exiting and monetizing the value of these businesses, we have the opportunity to ultimately eliminate our taxable REIT subsidiary's operating losses, thus stabilizing book value.”

Mr. Akre added, “ Over the coming months, with respect to our discontinued operations, we will concentrate on selling the remaining mortgage loans held for sale and managing early payment defaults and repurchase requests related to mortgage loans previously sold. Simultaneously, as this transition frees up capital, we will recommit this capital to our existing portfolio strategy. Our portfolio strategy consists of securitizing high-credit quality mortgage loans and managing a short duration interest-rate spread position. Despite an industry-wide relaxation of credit standards in the past 18 months, our disciplined approach has resulted in only $57,000 in credit losses to date in our portfolio.”

Steve Mumma, Co-Chief Executive Officer, President and Chief Financial Officer of New York Mortgage Trust, stated “Our financial results for the quarter ended March 31, 2007 reflect the challenging market conditions facing many mortgage originators as well as the continued pressure on our portfolio net interest margins. The Company was successful in exiting the mortgage business as of March 31, 2007, which will allow us to focus on rebuilding our portfolio of high credit quality mortgage assets in the coming quarter.

“During the first quarter, the decline in earnings was primarily due to a decrease in gain on sale revenues, an increase in loan losses and a decrease in net interest income from our investment portfolio. For the first quarter 2007, we repurchased a total of $5.5 million mortgage loans that were originated in either 2005 or 2006 and we have approximately $14 million of additional repurchase requests pending, against which the Company has taken a reserve of $1.7 million. Proceeds from the origination platform assets sales are expected to cover any repurchase requests and we continue to believe that, for us, a majority of the EPD impact will be substantially behind us by the end of the third quarter.”

Mortgage Portfolio Activity

As of March 31, 2007, the Company’s portfolio of high credit quality investment securities totaled $447.1 million and had a weighted average purchase price of $100.29. Approximately 20.1% of the securities purchased are backed by 3/1 hybrid adjustable rate mortgages, 42.6% are backed by 5/1 hybrid adjustable rate mortgages and the remaining 37.3% are comprised of short reset floating rate securities. In addition, loans held in securitization trusts totaled $540.5 million and had an average purchase price of $100.65 and total delinquencies of 1.61%. Approximately 32.5% of investment securities and loans held in securitized trusts have interest rate resets of less than 6 months. As of March 31, 2007, the investment securities and the loans held in securitization trusts are financed by $434.9 million of reverse repurchase agreements and $501.9 million of collateralized debt obligations.

The following table summarizes the Company’s investment portfolio of residential mortgage-backed securities and loans owned at March 31, 2007, classified by relevant categories:

	Par Value	Coupon	Carrying Value	Yield
Agency REMIC floaters	$149,668,983	6.68%	$150,045,030	6.58%
Private label floaters	13,985,137	6.12%	13,970,848	6.18%
Private label ARMs	264,893,255	4.80%	263,133,216	5.73%
NYMT retained securities	20,801,701	5.74%	19,913,519	7.48%
Loans held in securitization trusts	540,549,448	5.56%	544,045,978	6.12%
Total/Weighted Average	$989,898,524	5.54%	$991,108,591	6.11%

•	The Company’s investment portfolio continues to be comprised exclusively of high credit quality prime adjustable rate mortgages and agency securities, 98% rated either “AA” or “AAA”.

•
The loans held in securitization trusts had 60-days’ plus delinquencies of 1.43% or 7 loans and total delinquencies of 1.61% or 9 loans as of March 31, 2007 and total losses since inception of $57,000.

•	Approximately 1/3 of the investment portfolio resetting within six months.

NOTE: Mortgage origination data will be available in the Company’s Quarterly Report on Form 10-Q.

Strategic Update

Mr. Akre commented, “We announced in October of 2006, that we were reviewing our strategic alternatives. That process brought about our exit from the mortgage lending business. We are now continuing that process as it relates to the REIT, in order to maximize shareholder value.”

Dividend Declaration

On Monday, March 12, 2007, the Company’s Board of Directors declared a cash dividend of $0.05 per share on shares of its common stock for the quarter ending March 31, 2007. The dividend was paid on April 26, 2007 to stockholders of record as of April 9, 2007.

The Company reevaluates the dividend policy each quarter and makes adjustments as necessary. Investors are advised that the Company’s earnings projections are based on a number of operational, financial and market assumptions, and if such assumptions do not materialize, the Company may not be able to maintain its dividend policy. In addition to such assumptions, the Company’s dividend policy is subject to its Board of Directors approval and ongoing review, which includes, but is not limited to, considerations such as the Company’s financial condition, earnings projections and business prospects. The dividend policy does not constitute an obligation to pay dividends, which only occurs when the Board of Directors declares a dividend.

First quarter 2007 financial and operating data can be viewed in the Company’s Quarterly Report on Form 10-Q, which is expected to be filed Tuesday, May 15, 2007.

Conference Call

On Tuesday, May 15, 2007 at 9:00 a.m. Eastern Time, New York Mortgage Trust's executive management will host a conference call and audio webcast highlighting the Company's first quarter 2007 financial results. The conference call dial-in number is 303-205-0033. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at http://www.earnings.com or at the Investor Relations section of the Company's website at http://www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available for approximately 90 days.

About New York Mortgage Trust

New York Mortgage Trust, Inc., a self-advised real estate investment trust (REIT), is engaged in the investment in and management of high credit quality residential adjustable rate mortgage (ARM) loans and mortgage-backed securities (MBS). As of March 31, 2007, the Company has exited the mortgage lending business. The Company's portfolio is comprised of securitized, high credit quality, adjustable and hybrid ARM loans, and purchased MBS. Historically at least 98% of the portfolio has been rated "AA" or "AAA". As a REIT, the Company is not subject to federal income tax provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, Co-CEO, President,	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Julie Tu (Analysts) 212-827-3776
Phone: 212-634-2411
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, that a rise in interest rates may cause a decline in the market value of the Company's assets, prepayment rates that may change, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in mortgage loans, including changes in loan delinquencies, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward- looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)
(unaudited)

	For the three Months Ended March 31,
	2007	2006

REVENUE:
Interest income:
Investment securities and loans held in securitization trusts	$13,713	$17,584

Interest expense:
Investment securities and loans held in securitization trusts	13,084	14,079
Net interest income investment securities and loans held in securitization trusts	629	3,505

Subordinated debentures	882	885
Net interest (expense) income	(253)	2,620

OTHER EXPENSE:
Loss on sale of securities and related hedges	-	(969)
Total other expense	-	(969)

EXPENSES:
Salaries and benefits	345	250
Marketing and promotion	23	8
Data processing and communications	37	56
Professional fees	100	94
Depreciation and amortization	68	67
Other	74	87
Total expenses	647	562
(LOSS) INCOME FROM CONTINUING OPERATIONS	(900)	1,089
LOSS FROM DISCONTINUED OPERATION-NET OF TAX	(3,841)	(2,885)
NET LOSS	$(4,741)	$(1,796)
Basic loss per share	$(0.26)	$(0.10)
Weighted average shares outstanding-basic	18,078	17,967

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)

	March 31, 2007 (unaudited)	December 31, 2006
ASSETS
Cash and cash equivalents	$1,734	$969
Restricted cash	2,979	3,151
Investment securities - available for sale	447,063	488,962
Accounts and accrued interest receivable	18,272	5,189
Mortgage loans held in securitization trusts	544,046	588,160
Prepaid and other assets	20,544	20,951
Derivative assets	1,300	2,632
Assets related to discontinued operations	126,641	212,894
TOTAL ASSETS	$1,162,579	$1,322,908
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Financing arrangements, portfolio investments	$434,894	$815,313
Collateralized debt obligations	501,853	197,447
Accounts payable and accrued expenses	6,569	5,871
Subordinated debentures	45,000	45,000
Derivative liabilities	183	-
Liabilities related to discontinued operation	108,960	187,705
Total liabilities	1,097,459	1,251,336
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value, 400,000,000 shares authorized, 18,162,749 shares issued and 18,100,531 outstanding at March 31, 2007 and 18,325,187 shares issued and 18,077,880 outstanding at December 31, 2006	182	183
Additional paid-in capital	98,888	99,509
Accumulated other comprehensive loss	(5,470)	(4,381)
Accumulated deficit	(28,480)	(23,739)
Total stockholders’ equity	65,120	71,572
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,162,579	$1,322,908